Exhibit 3.2

DOUBLE EAGLE PETROLEUM CO.

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

The Second Amended and Restated Bylaws of Double Eagle Petroleum Co. (the “Bylaws”) are hereby amended by deleting any reference to “Double Eagle Petroleum Co.” and inserting the following name in lieu thereof:

“Escalera Resources Co.”

The Bylaws are hereby amended by inserting the following language in Article III:

“Section 16. Vice Chairman. The board of directors may elect a vice chairman of the board. The vice chairman of the board of directors, if one is elected, (i) shall not be deemed an officer of the corporation, (ii) may preside, or may direct that the chief executive officer or the president preside, at all meetings of the stockholders and at all meetings of the board of directors if the chairman of the board is not present, and (iii) shall exercise and perform such other powers as may be from time to time assigned to him or her by the board of directors or prescribed by these bylaws.”

All of the other provisions of Article III and the Bylaws shall remain in full force and effect.

Dated: April 1, 2014.